GE ANNOUNCES THIRD QUARTER 2023 RESULTS
Significant top-line, operating profit, and cash growth; raising 2023 guidance;
GE Aerospace and GE Vernova to launch beginning of the second quarter of 2024

Third quarter 2023:
•Total orders of $17.9B, +19%; organic orders +18%
•Total revenues (GAAP) of $17.3B, +20%; adjusted revenues* $16.5B, +18% organically*
•Profit margin (GAAP) of 1.7%, +330 bps; adjusted profit margin* 9.8%, +760 bps organically*
•Continuing EPS (GAAP) of $0.08, +$0.36; adjusted EPS* $0.82, +$0.99
•Cash from Operating Activities (GAAP) of $1.9B, +$1.1B; free cash flow* $1.7B, +$1.0B

BOSTON — October 24, 2023 — GE (NYSE:GE) announced results today for the third quarter ending September 30, 2023.

GE Chairman and CEO and GE Aerospace CEO H. Lawrence Culp, Jr. said, "GE delivered another quarter of very strong results with double-digit growth in revenue, profit, and cash. At GE Aerospace, we continue to experience rapid growth driven by robust demand and solid execution, largely in Commercial Engines and Services. At GE Vernova, our Grid and now Onshore Wind businesses were both profitable this quarter and we expect their performance to continue to improve. With our two largest Renewable Energy businesses delivering and Power's continued strength, we remain highly confident in GE Vernova's spin-off next year."

Culp concluded, "Based on our year-to-date results and continued momentum in the fourth quarter, GE is raising full-year 2023 guidance. We're well-positioned to launch GE Aerospace and GE Vernova as independent companies in the beginning of the second quarter. I'm more excited than ever about our path ahead."

GE Aerospace and GE Vernova continued to take recent action on their priorities:

GE Aerospace
•Delivered double-digit growth in orders, revenue, and operating profit driven by commercial momentum and strength in services. Orders grew 34% and revenue was up 25%, led by Commercial Engines and Services with Defense revenue up 8%, led by services and Edison Works.
•Announced the U.S Army’s acceptance of the first two GE Aerospace T901 flight test engines that will power the Future Attack Reconnaissance Aircraft prototypes. The T901 will also upgrade the U.S. Army's Apache and Black Hawk helicopters, providing 50% more power, reduced lifecycle costs, and lower fuel consumption.
•Named executive leadership team members, including Tara DiJulio as Chief Corporate Affairs Officer, Christian Meisner as Chief Human Resources Officer, Jake Phillips as General Counsel, and Rob Giglietti as Treasurer.

GE Vernova1
•Drove strong revenue and operating profit growth in Renewable Energy and Power. Renewable Energy revenue grew 14% organically* with double-digit equipment growth in Grid, North America Onshore Wind, and Offshore Wind. Power also grew with revenue up 9% organically*.
•Accumulated more than two million commercial operating hours for the advanced H-Class, heavy-duty gas turbine fleet, supporting HA services billings growing to $1 billion by mid-2020s; this fleet now has an installed capacity of over 47 gigawatts globally, the equivalent of powering over 35 million U.S. homes.
•Named Ken Parks as CFO, and Vic Abate to an expanded role as CEO of GE Vernova's Wind businesses.
* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses

Total Company Results
We present both GAAP and non-GAAP financial measures to provide investors with additional information. We believe that providing these non-GAAP financial measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 5-8 for explanations of why we use these non-GAAP financial measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended September 30			Nine months ended September 30
Dollars in millions; per-share amounts in dollars, diluted	2023	2022	Year on Year	2023	2022	Year on Year
GAAP Metrics
Cash from Operating Activities (CFOA)	$1,888	$813	F	$2,354	$379	F
Continuing EPS	0.08	(0.29)	F	6.54	(2.54)	F
Net EPS	0.23	0.08	F	6.91	(1.86)	F
Total Revenues	17,346	14,470	20%	48,531	41,272	18%
Profit Margin	1.7%	(1.6)%	330 bps	16.9%	(5.8)%	2,270 bps
Non-GAAP Metrics
Free Cash Flow (FCF)-a)	$1,672	$697	F	$2,189	$(279)	F
Adjusted EPS-b) -d)	0.82	(0.17)	F	1.77	0.09	F
Organic Revenues	16,306	13,813	18%	46,154	39,107	18%
Adjusted Profit-c) -d)	1,615	359	F	3,889	1,793	F
Adjusted Profit Margin-c) -d)	9.8%	2.6%	720 bps	8.4%	4.6%	380 bps
Adjusted Organic Profit Margin-c) -d)	10.3%	2.7%	760 bps	8.9%	4.7%	420 bps
(a- Includes gross additions to PP&E and internal-use software. Excludes Insurance CFOA, separation cash expenditures, and other items
(b- Excludes Insurance, non-operating benefit costs, gains (losses) on retained and sold ownership interests and other equity securities, restructuring & other charges, and other items
(c- Excludes Insurance, interest and other financial charges, non-operating benefit costs, gains (losses) on retained and sold ownership interests and other equity securities, restructuring & other charges, and other items, with EFS on a net earnings basis
(d- The three and nine months ended September 30, 2022 included higher Renewable Energy warranty and related reserves of $0.5 billion pre-tax ($0.4 billion after-tax)

In addition, GE:
•Announced today that it expects to spin off GE Vernova and launch GE Aerospace in the beginning of the second quarter of 2024, subject to final approval from the GE Board of Directors and other customary conditions. Shares of GE Vernova will be listed on the New York Stock Exchange under the ticker symbol “GEV” and shares of GE Aerospace will continue GE's listing on the New York Stock Exchange under the ticker symbol “GE”.2
•Received total proceeds of approximately $2.7 billion in the quarter from the sale of a portion of its AerCap shares. GE continues to expect to fully monetize its remaining stakes in AerCap and GE HealthCare, of approximately 14.5% and 13.5% respectively, in an orderly manner over time.
•Redeemed remaining outstanding shares of GE preferred stock in the quarter, for $2.8 billion, further simplifying GE's balance sheet and reducing financing costs.
•Repurchased approximately 2.2 million common shares for $0.3 billion in the quarter, with $1.2 billion remaining under the GE Board's prior authorization of common share repurchases of up to $3.0 billion.
•Incurred separation costs of $0.2 billion in the quarter, primarily related to employees, establishing standalone functions and IT systems, and professional fees. This was offset by realized tax benefits of $0.3 billion related to the separation of legal entities in preparation for the spin-off.
•Completed its annual review of liability cash flow assumptions at its run-off insurance portfolio in the quarter, which resulted in an immaterial impact to net earnings.

* Non-GAAP Financial Measure
2 Following the planned spin-off, in which GE will distribute the common stock of GE Vernova on a pro rata basis to holders of GE common stock, General Electric Company will be known as GE Aerospace. In our current financial reporting and guidance, GE Aerospace refers to our existing reporting segment.

2023 Guidance

Based on year-to-date results and expectations for continued momentum in the fourth quarter, GE is updating its full-year 2023 and business-specific guidance3, and now expects:

GE

	3Q'23 Update As of October 2023	2Q'23 Update As of July 2023	1Q'23 Update As of April 2023	2023 Guidance As of January 2023
Organic revenue* growth	Low teens	Low-double-digit	High-single-digit	High-single-digit
Adjusted EPS*	$2.55 to $2.65	$2.10 to $2.30	$1.70 to $2.00	$1.60 to $2.00
Free cash flow*	$4.7 to $5.1 billion	$4.1 to $4.6 billion	$3.6 to $4.2 billion	$3.4 to $4.2 billion

GE Aerospace

	3Q'23 Update As of October 2023	2Q'23 Update As of July 2023	1Q'23 Update As of April 2023	2023 Guidance As of January 2023
Organic revenue* growth	Low 20s	High-teens to 20%	Mid- to high-teens	Mid- to high-teens
Operating profit	~$6.0 billion	$5.6 to $5.9 billion	$5.3 to $5.7 billion	$5.3 to $5.7 billion
Free cash flow*	Trending even better y/y	Up y/y	Up y/y	Up y/y

GE Vernova

	3Q'23 Update As of October 2023	2Q'23 Update As of July 2023	1Q'23 Update As of April 2023	2023 Guidance As of January 2023
Organic revenue* growth	High-single-digit	Mid-single-digit	Low-single-digit to mid-single-digit	Low-single-digit to mid-single-digit
Operating profit	$(0.3) to $(0.1) billion	$(0.4) to $(0.1) billion	$(0.6) to $(0.2) billion	$(0.6) to $(0.2) billion
Free cash flow*	Flat to slightly improved	Flat to slightly improved	Flat to slightly improved	Flat to slightly improved
•Renewable Energy: Low-double-digit organic revenue* growth, up from high-single-digit expected as of July 2023, and expects to maintain significantly better operating profit, and flat-to-improving free cash flow*.
•Power: Continues to expect low-single-digit organic revenue* growth, operating profit better year-over-year, and lower free cash flow*.

* Non-GAAP Financial Measure
3 Business-specific guidance is on a current GE-defined basis and does not reflect costs or other changes for standalone financials in connection with the planned GE Vernova spin-off. Guidance for both businesses does not reflect eliminations and Corporate adjustments. GE Vernova guidance reflects the sum of Renewable Energy and Power.

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

GE Aerospace

	Three months ended September 30			Nine months ended September 30
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$9,793	$7,300	34%	$27,457	$21,425	28%
Revenues	8,409	6,705	25%	23,250	18,434	26%
Segment Profit/(Loss)	1,712	1,284	33%	4,516	3,341	35%
Segment Profit/(Loss) Margin	20.4%	19.1%	130 bps	19.4%	18.1%	130 bps
Orders of $9.8 billion increased 34% on a reported and organic basis, with strength in both equipment and services. Revenues of $8.4 billion grew 25% on a reported and organic* basis, led by Commercial Engines and Services, with strong external spare parts growth, and Defense revenue up 8%. Segment margin of 20.4% expanded by 130 basis points on a reported basis and 120 basis points organically*. Services volume and pricing, net of inflation, more than offset increased investments and impact from mix.

Renewable Energy
Part of GE Vernova

	Three months ended September 30			Nine months ended September 30
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$3,918	$3,727	5%	$17,558	$9,628	82%
Revenues	4,151	3,594	15%	10,837	9,564	13%
Segment Profit/(Loss)	(317)	(934)	66%	(1,090)	(1,786)	39%
Segment Profit/(Loss) Margin	(7.6)%	(26.0)%	1,840 bps	(10.1)%	(18.7)%	860 bps
Orders of $3.9 billion increased 5% reported and 3% organically, led by Grid and higher equipment at Onshore Wind in North America. Revenues of $4.2 billion increased 15% reported and 14% organically* driven by equipment growth at Grid, Onshore Wind in North America, and Offshore Wind. Segment margin of (7.6)% improved by 1,840 basis points reported and 1,990 basis points organically*, driven by the non-repeat of higher warranty and related reserves in the third quarter of 2022, as well as better pricing and productivity. Notably, both Grid and Onshore Wind were profitable in the quarter.

Power
Part of GE Vernova

	Three months ended September 30			Nine months ended September 30
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$4,257	$4,182	2%	$12,751	$12,384	3%
Revenues	3,974	3,529	13%	11,945	11,233	6%
Segment Profit/(Loss)	238	141	69%	690	524	32%
Segment Profit/(Loss) Margin	6.0%	4.0%	200 bps	5.8%	4.7%	110 bps
Orders of $4.3 billion grew 2% reported and contracted (1)% organically with higher heavy duty gas turbines offset by lower Aeroderivative units and a slight decline in services. Revenues of $4.0 billion grew 13% reported and 9% organically*, largely due to price and higher scope on heavy-duty gas turbine and Aeroderivative equipment. Services revenue also grew this quarter. Segment margin of 6.0% expanded 200 basis points reported and organically*, driven by volume, pricing, and productivity, which more than offset inflation pressure.

* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically organic revenues by segment; organic revenues, (2) profit, specifically organic profit and profit margin by segment; Adjusted profit and profit margin; Adjusted organic profit and profit margin; Adjusted earnings (loss) and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically free cash flows (FCF), and (4) guidance, specifically 2023 Adjusted EPS and 2023 FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended September 30	2023	2022	V%	2023	2022	V%	2023	2022	V pts
Aerospace (GAAP)	$8,409	$6,705	25%	$1,712	$1,284	33%	20.4%	19.1%	130 bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	8	(5)		1	(6)
Aerospace organic (Non-GAAP)	$8,401	$6,710	25%	$1,711	$1,290	33%	20.4%	19.2%	120 bps

Renewable Energy (GAAP)	$4,151	$3,594	15%	$(317)	$(934)	66%	(7.6)%	(26.0)%	1,840 bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	72	27		(52)	8
Renewable Energy organic (Non-GAAP)	$4,078	$3,567	14%	$(265)	$(942)	72%	(6.5)%	(26.4)%	1,990 bps

Power (GAAP)	$3,974	$3,529	13%	$238	$141	69%	6.0%	4.0%	200 bps
Less: acquisitions and business dispositions	56	—		23	—
Less: foreign currency effect	59	(8)		(29)	(11)
Power organic (Non-GAAP)	$3,859	$3,537	9%	$244	$152	61%	6.3%	4.3%	200 bps

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Nine months ended September 30	2023	2022	V%	2023	2022	V%	2023	2022	V pts
Aerospace (GAAP)	$23,250	$18,434	26%	$4,516	$3,341	35%	19.4%	18.1%	130bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	5	(9)		69	5
Aerospace organic (Non-GAAP)	$23,245	$18,444	26%	$4,447	$3,336	33%	19.1%	18.1%	100bps

Renewable Energy (GAAP)	$10,837	$9,564	13%	$(1,090)	$(1,786)	39%	(10.1)%	(18.7)%	860bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	(165)	38		(148)	25
Renewable Energy organic (Non-GAAP)	$11,002	$9,526	15%	$(942)	$(1,812)	48%	(8.6)%	(19.0)%	1,040bps

Power (GAAP)	$11,945	$11,233	6%	$690	$524	32%	5.8%	4.7%	110bps
Less: acquisitions and business dispositions	86	—		5	—
Less: foreign currency effect	(28)	(39)		(76)	(75)
Power organic (Non-GAAP)	$11,887	$11,272	5%	$761	$599	27%	6.4%	5.3%	110bps
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2023	2022	V%	2023	2022	V%
Total revenues (GAAP)	$17,346	$14,470	20%	$48,531	$41,272	18%
Less: Insurance revenues	842	645		2,480	2,175
Adjusted revenues (Non-GAAP)	$16,504	$13,826	19%	$46,050	$39,097	18%
Less: acquisitions and business dispositions	56	—		87	1
Less: foreign currency effect	142	13		(191)	(10)
Organic revenues (Non-GAAP)	$16,306	$13,813	18%	$46,154	$39,107	18%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenues from our run-off Insurance business, acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

ADJUSTED PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended September 30				Nine months ended September 30
(In millions)	2023	2022	V%		2023	2022	V%
Total revenues (GAAP)	$17,346	$14,470	20%		$48,531	$41,272	18%
Less: Insurance revenues	842	645			2,480	2,175
Adjusted revenues (Non-GAAP)	$16,504	$13,826	19%		$46,050	$39,097	18%

Total costs and expenses (GAAP)	$16,373	$14,880	10%		$46,449	$42,650	9%
Less: Insurance cost and expenses	742	543			2,248	1,911
Less: interest and other financial charges	275	361			786	1,085
Less: non-operating benefit cost (income)	(396)	(96)			(1,183)	(302)
Less: restructuring & other	149	103			438	176
Less: separation costs	227	171			658	419
Less: Steam asset sale impairment	—	—			—	825
Less: Russia and Ukraine charges	—	33			190	263
Add: noncontrolling interests	(14)	(2)			(37)	19
Add: EFS benefit from taxes	(42)	(52)			(153)	(160)
Adjusted costs (Non-GAAP)	$15,320	$13,711	12%		$43,122	$38,133	13%

Other income (loss) (GAAP)	$(673)	$178	U		$6,100	$(1,000)	F
Less: gains (losses) on retained and sold ownership interests and other equity securities	(1,110)	(89)			5,152	(1,859)
Less: gains (losses) on purchases and sales of business interests & other	6	22			(13)	31
Adjusted other income (loss) (Non-GAAP)	$431	$245	76%		$961	$828	16%

Profit (loss) (GAAP)	$300	$(232)	F		$8,182	$(2,378)	F
Profit (loss) margin (GAAP)	1.7%	(1.6)%	330	bps	16.9%	(5.8)%	2,270bps

Adjusted profit (loss) (Non-GAAP)	$1,615	$359	F		$3,889	$1,793	F
Adjusted profit (loss) margin (Non-GAAP)	9.8%	2.6%	720	bps	8.4%	4.6%	380bps

We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED ORGANIC PROFIT (NON-GAAP)	Three months ended September 30				Nine months ended September 30
(In millions)	2023	2022	V%		2023	2022	V%
Adjusted profit (loss) (Non-GAAP)	$1,615	$359	F		$3,889	$1,793	F
Less: acquisitions and business dispositions	23	—			(1)	(5)
Less: foreign currency effect	(88)	(11)			(237)	(38)
Adjusted organic profit (loss) (Non-GAAP)	$1,680	$370	F		$4,126	$1,836	F

Adjusted profit (loss) margin (Non-GAAP)	9.8%	2.6%	720	bps	8.4%	4.6%	380bps
Adjusted organic profit (loss) margin (Non-GAAP)	10.3%	2.7%	760	bps	8.9%	4.7%	420bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP) (In millions, Per-share amounts in dollars)	Three months ended September 30				Nine months ended September 30
	2023		2022		2023		2022
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Earnings (loss) from continuing operations (GAAP)	$84	$0.08	$(313)	$(0.29)	$7,180	$6.54	$(2,789)	$(2.54)
Insurance earnings (loss) (pre-tax)	100	0.09	101	0.09	235	0.21	269	0.25
Tax effect on Insurance earnings (loss)	(23)	(0.02)	(23)	(0.02)	(54)	(0.05)	(61)	(0.06)
Less: Insurance earnings (loss) (net of tax)	77	0.07	78	0.07	181	0.17	208	0.19
Earnings (loss) excluding Insurance (Non-GAAP)	$7	$0.01	$(391)	$(0.36)	$6,999	$6.37	$(2,997)	$(2.73)
Non-operating benefit (cost) income (pre-tax) (GAAP)	396	0.36	96	0.09	1,183	1.08	302	0.28
Tax effect on non-operating benefit (cost) income	(83)	(0.08)	(20)	(0.02)	(248)	(0.23)	(63)	(0.06)
Less: Non-operating benefit (cost) income (net of tax)	313	0.28	76	0.07	935	0.85	239	0.22
Gains (losses) on purchases and sales of business interests (pre-tax)	6	0.01	22	0.02	(13)	(0.01)	28	0.03
Tax effect on gains (losses) on purchases and sales of business interests	(7)	(0.01)	39	0.04	(23)	(0.02)	56	0.05
Less: Gains (losses) on purchases and sales of business interests (net of tax)	(1)	—	61	0.06	(35)	(0.03)	84	0.08
Gains (losses) on retained and sold ownership interests and other equity securities (pre-tax)	(1,110)	(1.01)	(89)	(0.08)	5,152	4.69	(1,859)	(1.69)
Tax effect on gains (losses) on retained and sold ownership interests and other equity securities(a)(b)	—	—	(9)	(0.01)	1	—	(15)	(0.01)
Less: Gains (losses) on retained and sold ownership interests and other equity securities (net of tax)	(1,110)	(1.01)	(98)	(0.09)	5,153	4.69	(1,874)	(1.71)
Restructuring & other (pre-tax)	(149)	(0.14)	(103)	(0.09)	(438)	(0.40)	(173)	(0.16)
Tax effect on restructuring & other	31	0.03	22	0.02	92	0.08	37	0.03
Less: Restructuring & other (net of tax)	(118)	(0.11)	(81)	(0.07)	(346)	(0.31)	(136)	(0.12)
Separation costs (pre-tax)	(227)	(0.21)	(171)	(0.16)	(658)	(0.60)	(419)	(0.38)
Tax effect on separation costs	278	0.25	39	0.04	256	0.23	31	0.03
Less: Separation costs (net of tax)	51	0.05	(132)	(0.12)	(402)	(0.37)	(388)	(0.35)
Steam asset sale impairment (pre-tax)	—	—	—	—	—	—	(825)	(0.75)
Tax effect on Steam asset sale impairment	—	—	—	—	—	—	84	0.08
Less: Steam asset sale impairment (net of tax)	—	—	—	—	—	—	(741)	(0.68)
Russia and Ukraine charges (pre-tax)	—	—	(33)	(0.03)	(190)	(0.17)	(263)	(0.24)
Tax effect on Russia and Ukraine charges	—	—	—	—	(5)	—	15	0.01
Less: Russia and Ukraine charges (net of tax)	—	—	(33)	(0.03)	(195)	(0.18)	(248)	(0.23)
Less: Excise tax and accretion of preferred share redemption	(28)	(0.03)	3	—	(58)	(0.05)	3	—
Less: U.S. and foreign tax law change enactment	—	—	—	—	—	—	(37)	(0.03)
Adjusted earnings (loss) (Non-GAAP)	$901	$0.82	$(187)	$(0.17)	$1,947	$1.77	$102	$0.09

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in Adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained cost in Adjusted earnings* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2023.

* Non-GAAP Financial Measure

FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2023	2022	V$	2023	2022	V$
CFOA (GAAP)	$1,888	$813	$1,075	$2,354	$379	$1,975
Less: Insurance CFOA	47	(7)		124	48
CFOA excluding Insurance (Non-GAAP)	$1,842	$820	$1,021	$2,229	$331	$1,898
Add: gross additions to property, plant and equipment and internal-use software	(402)	(252)		(1,065)	(801)
Less: separation cash expenditures	(175)	(60)		(751)	(72)
Less: Corporate restructuring cash expenditures	(21)	—		(128)	—
Less: taxes related to business sales	(36)	(69)		(145)	(119)
Free cash flows (Non-GAAP)	$1,672	$697	$975	$2,189	$(279)	$2,468

We believe investors may find it useful to compare free cash flows* performance without the effects of CFOA related to our run-off Insurance business, separation cash expenditures, Corporate restructuring cash expenditures (associated with the separation-related program announced in October 2022) and taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flows.

2023 GUIDANCE: 2023 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2023 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in GE HealthCare and AerCap, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2023 GUIDANCE: 2023 FCF (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for free cash flows* in 2023 without unreasonable effort due to the uncertainty of timing of taxes related to business sales.

* Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about planned and potential transactions, including our plan to pursue a spin-off of our portfolio of energy businesses that are planned to be combined as GE Vernova; the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position and on the global supply chain and world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; impacts related to the COVID-19 pandemic; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; our funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular areas where risks or uncertainties could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•our success in executing planned and potential transactions, including our plan to pursue a spin-off of GE Vernova, and sales or other dispositions of our equity interests in AerCap Holdings N.V. (AerCap) and GE HealthCare, the timing for such transactions, the ability to satisfy any applicable pre-conditions, and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility, including risk of recession, inflation, supply chain constraints or disruptions, interest rates, perceived weakness or failures of banks, the value of securities and other financial assets (including our equity interests in AerCap and GE HealthCare), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures and risks related to conflict in the Middle East, decreases in the rates of investment or economic growth globally or in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•the status of the ongoing recovery from the impact of the COVID-19 pandemic, including impacts of virus variants and resurgences, and of government, business and individual responses, and in particular any adverse impacts to the aviation industry and its participants;
•our capital allocation plans, including de-leveraging actions to reduce GE's indebtedness, the capital structures of the public companies that we plan to form from our businesses with the planned spin-off, the timing and amount of dividends, share repurchases, acquisitions, organic investments, and other priorities;
•downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our funding profile, costs, liquidity and competitive position;
•the amount and timing of our cash flows and earnings, which may be impacted by macroeconomic, customer, supplier, competitive, contractual and other dynamics and conditions;
•capital and liquidity needs associated with our financial services operations, including in connection with our run-off insurance operations and mortgage portfolio in Poland (Bank BPH), the amount and timing of any required capital contributions and any strategic actions that we may pursue;
•market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as demand for air travel and other aviation industry dynamics; pricing, cost, volume and the timing of investment by customers or industry participants and other factors in renewable energy markets; conditions in key geographic markets; technology developments; and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the success at our Renewable Energy business in improving product quality and fleet availability, executing on our product and project cost estimates and delivery schedule projections and other aspects of operational performance, as well as the performance of GE Aerospace amidst the ongoing market recovery;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation and incentives related to climate change (including the impact of the Inflation Reduction Act and other policies), and the effects of tax law changes;

•our decisions about investments in research and development, and new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of shareholder and related lawsuits, Alstom, Bank BPH and other investigative and legal proceedings;
•the impact of actual or potential quality issues or failures of our products or third-party products with which our products are integrated, and related costs and reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2022, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s LinkedIn and other social media accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information
Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast
GE will discuss its results during its investor conference call today starting at 7:30 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com